Exhibit 22

OBLIGOR GROUP SUBSIDIARIES OF BALL CORPORATION

September 30, 2025

The following is a list of Obligor Group subsidiaries of Ball Corporation (an Indiana Corporation)

Name	State or Country of Incorporation or Organization	Percentage Ownership Direct & Indirect

Ball Advanced Aluminum Technologies Corp. (f/k/a Neuman USA Ltd.)	Delaware	100%
Ball Asia Services Limited	Delaware	100%
Ball Beverage Can Americas Inc. (f/k/a Rexam Beverage Can Americas Inc.)	Delaware	100%
Ball BP Holding Company (f/k/a Rexam BP Holding Company)	Delaware	100%
Ball Container LLC	Delaware	100%
Ball Corporation	Nevada	100%
Ball Glass Containers, Inc.	Delaware	100%
Ball European Holdings, LLC*	Delaware	100%
Ball Holdings LLC	Delaware	100%
Ball Inc. (f/k/a Rexam Inc.)	Delaware	100%
Ball Metal Beverage Container Corp.	Colorado	100%
Ball Metal Container Corporation	Indiana	100%
Ball Packaging, LLC (f/k/a Ball Packaging Corp., f/k/a Ball Packaging Holdings Corp.)	Colorado	100%
Ball Pan-European Holdings, LLC (f/k/a Ball Pan-European Holdings, Inc.)	Delaware	100%
Latas De Aluminio Ball, Inc.	Delaware	100%
Rexam Beverage Can Company	Delaware	100%
USC May Verpackungen Holding Inc.	Delaware	100%

*	Ball European Holdings, LLC (formerly Ball European Holdings S.à.R.L.) is a guarantor only under the company’s long-term, multi-currency revolving facilities.